Exhibit 6.9

COMMERCIAL LEASE

THIS COMMERCIAL LEASE (“Lease”) dated as of February 10, 2021 (“Execution Date”) is by and between Lake County Natural Health LLC, a California limited liability company (“Landlord”), and Bar X Farms LLC, a California limited liability company (“Tenant”). Landlord and Tenant are also sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

ARTICLE I

BASIC LEASE TERMS

SECTION 1.01 Definitions. Unless defined elsewhere in this Lease, capitalized terms used in this Lease will have the meanings ascribed to them in the attached APPENDIX A.

SECTION 1.02 Commencement Date. The term “Commencement Date” means February 10, 2021.

SECTION 1.03 Expiration Date. The term “Expiration Date” means February 9, 2026.

SECTION 1.04 Addresses.

(a) Landlord’s address for payment of Rent and notices shall be at the address set forth below, or any other address that Landlord may designate by notice to Tenant:

Attn: Cheyenne Pesko

8430 Rovana Circle, Suite C

Sacramento, CA 95828

(b) Tenant’s address for invoices and notices shall be at the address set forth below, or any other address that Tenant may designate by notice to Landlord.

Attn: Jedediah Morris

203333 South State Highway 29

Middletown, CA 95467

SECTION 1.05 Land. Landlord owns certain land commonly known as the “Bar X Ranch” located at 20333 South State Highway 29, Middletown, Lake County, California, consisting of four separate parcels that have a combined area of approximately 1,600 acres of land (“Land”), with the legal description set forth on Exhibit A (“Land”).

SECTION 1.06 Improvements. The Land contains certain buildings, structures and improvements that are now or may hereafter located on the Land, including all fixtures, attachments, appliances, equipment, machinery and other articles now or hereafter affixed or attached to such buildings, structures or improvements (all of which shall, to the full extent under applicable law, constitute real property) (collectively, “Improvements”).

SECTION 1.07 Real Property. The term “Real Property” means the Land together with the Improvements, a map of each parcel making up the Real Property which are attached as Exhibit B-1 and Exhibit B-2.

SECTION 1.08 Premises. The term “Premises” means all of the Real Property, but excluding approximately ONE HUNDRED (100) acres of the Real Property that includes the residential area and areas immediately to the south and to the northwest of the residential area, as more particularly depicted on the attached Exhibit B-3 (“Outside Area”).

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SECTION 1.09 Permitted Use. The term “Permitted Use” means use for commercial cannabis activities, including administration offices, harvest batch storage, cultivating, processing, sale, and packaging of cannabis, including mature plants and dried flower, as defined in Section 8000(d), (g), (h), (k), (m), (s), (ab), and (as) of the CA Code of Reg., Title 3, Div. 8, Chap. 1 Cannabis Cultivation Program; and regulated and allowed by the Lake County Cannabis Cultivation Ordinance No. 3084; the CA Code of Reg., Title 3, Div. 8, Chap. 1, Section 8000 et. seq.; and the California Business and Professions Code Section 26000 et. seq., short titled Medical and Adult Use Cannabis Regulations and Safety Act and all regulations promulgated thereunder (“MAUCRSA”).

SECTION 1.10 Purpose. The purpose of this Lease (“Purpose”) is that Tenant shall use the Premises for an active cannabis farming operation consisting of up to 80 acres of canopy (“Designated Canopy Area”) consistent with an early activation permit (“Early Activation Permit”) and resulting final use permit (“Final County Permit”) issued pursuant to an application submitted to Lake County on or around November 11, 2020, and consistent with the Permitted Use described in SECTION 1.09. All commercial terms set forth in this Lease contemplate and reflect this Purpose.

SECTION 1.11 Guarantor. Tenant’s Affiliate Triangle Canna Corp., a Nevada corporation (“Guarantor”) will be the primary guarantor of Tenant’s obligations under this Lease.

ARTICLE II

LEASE TERM

SECTION 2.01 Lease Term. This Lease shall become fully effective and binding as of the Execution Date. The term “Lease Term” means the period commencing on the Commencement Date and continuing through the Expiration Date.

SECTION 2.02 Renewal Option. Tenant shall have the right to renew the Term of this Lease (“Renewal Option”) for three (3) additional terms of five (5) years each (singularly, a “Renewal Lease Term” and collectively, the “Renewal Lease Terms”) commencing on the day following the expiration of the Initial Lease Term and each remaining immediately preceding Renewal Lease Term, provided that each of the following occurs:

(a) Landlord receives notice of the exercise of the Renewal Option (“Renewal Notice”) at least ninety (90) days prior to the Expiration Date of the Initial Lease Term or Renewal Lease Term, as applicable.

(b) No Event of Default exists at the time that Tenant delivers its Renewal Notice.

SECTION 2.03 Renewal Notice Shall Be Binding. Once Landlord receives a valid Renewal Notice of Tenant’s exercise of a Renewal Option, the Parties will be bound by the new Lease Term, which shall be extended five (5) years from the date of the termination of the then current Lease Term.

ARTICLE III

PREMISES

SECTION 3.01 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. This Lease excludes oil, gas and mineral rights, wind-energy rights, hunting rights. All exhibits referenced in and attached to this Lease are incorporated by this reference as if fully set forth in this Lease.

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SECTION 3.02 Condition. Landlord and Tenant acknowledge that the Real Property, including the Common Areas, is being leased to Tenant in “AS IS, WHERE IS” condition and that the Real Property requires certain permitting and licensing in order for it to be used for the commercial purposes of Tenant. Landlord and Tenant will cooperate in good faith to obtain the permits and licenses necessary to achieve Tenants commercial purpose. Tenant, upon the delivery of the Premises, shall at its sole cost and expense, complete any Improvements that may be required for Tenant’s use of the Premises (the “Initial Improvements”). All such work related to the Initial Improvements shall be performed in accordance with ARTICLE XII. Tenant’s taking possession of the Premises shall be conclusive evidence of Tenant’s acceptance thereof in satisfactory condition.

SECTION 3.03 Acceptance of Premises. Tenant hereby acknowledges that except as expressly set forth in this Lease: (a) Tenant has had the opportunity to inspect the Premises and accepts the Premises in its “AS IS, WHERE IS” condition; (b) the Premises are acceptable for Tenant’s intended Permitted Use; (c) neither Landlord, nor any of Landlord’s agents, has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease; and (d) TENANT EXPRESSLY WAIVES ANY WARRANTY OF CONDITION OR OF HABITABILITY OR SUITABILITY FOR OCCUPANCY, USE, HABITATION, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY, EXPRESS OR IMPLIED, RELATING TO THE PREMISES.

SECTION 3.04 Common Areas. All Common Areas provided by Landlord for the general use in common by all tenants in the Real Property shall be at all times subject to the exclusive control and management of Landlord. Landlord hereby grants to Tenant for the benefit of Tenant and its employees, suppliers, shippers, customers, contractors, and invitees, during the Term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations and Superior Instruments governing the use of the Real Property. Under no circumstances shall the right granted herein be deemed to include the temporary or permanent right to store any property in the Common Areas. Landlord shall have the right, from time to time, to: (a) establish, modify, amend, and enforce rules and regulations regarding the Common Areas; (b) make changes to the Common Areas, including, without limitation, changes in the location, size, shape, and number of driveways, entrances, ingress, egress, direction of traffic, parking spaces, parking areas, loading and unloading areas, landscaped areas, and walkways, so long as reasonable access to the Premises remains available; (c) close temporarily any of the Common Areas for maintenance purposes, so long as reasonable access to the Premises remains available; (d) add additional buildings and improvements to the Common Areas; and (e) do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and the Real Property, as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

SECTION 3.05 Title of Premises. Tenant acknowledges that Tenant’s leasehold interest in the Premises is subject to: (a) covenants, conditions, restrictions, easements, Mortgages, and other matters of record; (b) the effect of all Laws, including any local zoning laws; and (c) general and special taxes not delinquent.

ARTICLE IV

RENT

SECTION 4.01 Rent Commencement Date. Tenant’s obligation to pay Rent shall commence on February 10, 2021 (“Rent Commencement Date”), subject to rent abatement under SECTION 4.02.

SECTION 4.02 Rent Abatement. Notwithstanding anything to the contrary contained herein and subject to SECTION 18.03(i), provided no uncured Event of Default by Tenant then exists under this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay the Base Rent otherwise payable for the Premises during the first (1st), second (2nd), and third (3rd) calendar months of the Initial Lease Term (collectively, the “Abated Rent”). During such abatement period, Tenant shall remain responsible for the payment of any other monetary obligations arising under this Lease, including without limitation Additional Rent.

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SECTION 4.03 Base Rent.

(a) Tenant covenants and agrees to pay base rent to Landlord throughout the Initial Lease Term as follows (“Base Rent”):

(i) As of February 10, 2021 (“Rent Commencement Date”), subject to rent abatement under SECTION 4.02, Base Rent shall be FIFTY-FIVE THOUSAND AND 00/100 US DOLLARS ($55,000.00) per month.

(ii) On the first (1st) day following six (6) full calendar months after the issuance of the Early Activation Permit (“First Base Rent Escalation Date”), Base Rent shall increase to TWO HUNDRED TEN THOUSAND AND 00/100 US DOLLARS ($210,000.00) per month. For purposes of clarity, if Lake County issues the Early Activation Permit on March 26, 2021, the First Rent Escalation Date shall be October 1, 2021.

(iii) On the first (1st) day following six (6) full calendar months after the Success Fee Payment Due Date (“Second Base Rent Escalation Date”), Base Rent shall increase to TWO HUNDRED EIGHTY THOUSAND AND 00/100 US DOLLARS ($280,000.00) per month. For purposes of clarity, if the Success Fee Triggering Event occurs on June 6, 2022, the Second Base Rent Escalation Date shall be January 1, 2023.

(a) If Tenant is entitled to and properly exercises a Renewal Option(s) in accordance with the terms of SECTION 2.02 and SECTION 2.03, commencing on the first (1st) day of the first (1st) Lease Year of a Renewal Lease Term, Base Rent shall be increased by eight percent (8%) over the amount of Base Rent payable for the preceding Lease Year, and increase on an annual basis on the first (1st) day of each subsequent Lease Year by eight percent (8%) over the amount of the Base Rent payable for the preceding Lease Year.

(b) Tenant shall pay Base Rent to Landlord in monthly installments in advance, on the first (1st) day of each month during the Term, without setoff, deduction, prior notice or demand.

SECTION 4.04 Success Fee.

(a) The term “Success Fee Triggering Event” means the issuance of the one hundred fiftieth (150th) State License by the CDFA for the Designated Canopy Area of the Premises.

(b) If the Success Fee Triggering Event occurs, Tenant shall pay to Landlord a success fee in the amount of FIVE MILLION AND 00/100 US DOLLARS ($5,000,000.00) (“Success Fee”) no later than the second (2nd) anniversary of the Success Fee Triggering Event (the “Success Fee Payment Due Date”).

(c) If Tenant is entitled to and properly exercises a Renewal Option(s) in accordance with the terms of SECTION 2.02, Tenant shall pay a Success Fee of FIVE MILLION AND 00/100 US DOLLARS ($5,000,000.00) during each Renewal Lease Term on the first (1st) anniversary of the commencement of each Renewal Lease Term.

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SECTION 4.05 Additional Rent. Tenant shall pay all Additional Rent without, setoff, deduction, prior notice, or demand in the amounts and in the manner set forth in this Lease. Tenant’s payments of Additional Rent shall be payable in the following manner:

(a) Commencing on the Rent Commencement Date, Tenant shall pay Landlord on the first (1st) day of each calendar month, those amounts Landlord reasonably estimates to be Tenant’s Share of Additional Rent. Subject to the limitations set forth herein, Landlord may adjust such monthly estimates from time to time during any Lease Year based on Landlord’s experience and reasonably anticipated costs.

(b) Within thirty (30) days after the end of each calendar year or Tax Year, as applicable, Landlord shall furnish Tenant separate statements for the Additional Rent payable by Tenant under this Lease. Such statements shall cover the billing period showing the total of the applicable Additional Rent expenses, Tenant’s share of such expenses for such billing period, and the total prior amounts payable by Tenant with respect to such period in accordance with SECTION 4.05(a). If Tenant’s share of the Additional Rent expenses exceeds the total of Tenant’s payments with respect thereto, Tenant shall pay Landlord the deficiency within ten (10) days after receipt of such statement. If said payments exceed Tenant’s share of the specified Additional Rent expenses, such excess shall be offset against the payments next due Landlord for Base Rent and/or Additional Rent. Failure of Landlord to provide the statements required by this SECTION 4.05(b) shall not relieve Tenant of its obligation hereunder. Upon the Expiration Date, if either party shall owe monies to the other (for purposes of example and not of limitation, year-end adjustments owing to Landlord or Tenant), the payment of said sums shall not be a condition precedent to the termination of this Lease, but the obligations of Landlord and Tenant, respectively, for such payments shall survive the Expiration Date.

(c) If Tenant is entitled to and properly exercises a Renewal Option(s) in accordance with the terms of SECTION 2.02 and SECTION 2.03 Tenant shall pay Tenant’s Share of Additional Rent during a Renewal Lease Term in accordance with the terms of this Lease, including but not limited to this SECTION 4.05, ARTICLE V and ARTICLE VI.

SECTION 4.06 Manner of Payments. All Rent shall be paid, without notice or demand, except as otherwise specifically provided in this Lease:

(a) by good check drawn on an account at a bank in US currency, made payable to Landlord at Landlord’s Rent Payment Address;

(b) at Landlord’s or Tenant’s option (at any time upon not less two Business Days prior written notice), by wire transfer of immediately available funds to an account at a bank designated by Landlord in writing; or

(c) by any other method reasonably requested by or acceptable to Landlord.

SECTION 4.07 Late Payment.

(a) If any payment of Base Rent, the Success Fee, Additional Rent, or any other charge or expense payable under this Lease is not received by Landlord within ten (10) days after its due date, such payment shall be subject to a late payment fee of five percent (5%) of the unpaid amount, or such lesser amount as may be the maximum amount permitted by Law, in order to compensate Landlord for its administrative expenses and not as a penalty, until such payment is received by Landlord.

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(b) If any payment of Base Rent, Percentage, Additional Rent, or any other charge or expense payable under this Lease is not received by Landlord within ten (10) days of the applicable due date, Tenant shall pay to Landlord, as Additional Rent, in addition to the late charge described above, interest on the overdue amount to Landlord at the Interest Rate. Such overdue payment shall bear interest from the applicable due date, without regard to any grace period, until the date such payment is received by Landlord. Such payment shall be in addition to, and not in lieu of, any other remedy Landlord may have.

(c) Tenant acknowledges that late payment by Tenant to Landlord of Rent or any other charge or expense payable under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult to fix. The parties agree that the late charge and default interest represent a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment of Rent or any other charge or expense payable under this Lease by Tenant. Acceptance of any late charge or default interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord.

ARTICLE V

OPERATING EXPENSES

SECTION 5.01 Operating Expenses. For purposes of this Lease, the term “Operating Expenses” means any and all costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance, and repair of the Real Property including, without limitation:

(a) The cost of repairs, replacements, maintenance, and cleaning, including, without limitation, the cost Landlord’ maintenance obligations under SECTION 12.02 and trash and debris removal.

(b) The cost of all repairs and maintenance associated with the landscaped areas, roadways, driveways, Common Area, fences, gates, including paint, and exterior signs.

(c) The cost of water or well service, gas, electricity, sewer or septic service, and other systems and utilities for the Common Areas, and the cost of supplies, equipment, and maintenance and service contracts in connection therewith.

(d) Fees, charges, and other costs, including, without limitation, consulting fees, attorneys’ fees, and accounting fees of all contractors engaged by Landlord in connection with the operation, maintenance, or repair of the Real Property.

(e) Property management, administrative services, and security services.

(f) Any environmental inspections and reports.

(g) Premiums for the insurance policies maintained by Landlord.

(h) Any deductible portion of an insured loss.

(i) The cost of supplies, materials, and equipment used in the management, operation, maintenance, and repair of the Real Property, including, without limitation, any rental fees for any such supplies, materials, and equipment.

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(j) Fees, costs, and disbursements incurred in connection with proceedings to contest, determine or reduce Operating Expenses or Real Estate Taxes.

(k) Expenditures for capital improvements, structural repairs, and replacements that are: (i) required in order to conform to changes to any Laws after the date of this Lease; (ii) intended as a cost or labor saving device or to effect other economics in the operation of the Real Property; or (iii) determined by Landlord to be necessary or appropriate for the operation of the Real Property, which shall be calculated each year by dividing the estimated cost of such item(s) by the estimated useful life of such item(s) at the Interest Rate, as reasonably determined by Landlord.

All such Operating Expenses shall be recorded on an accrual basis and in accordance with acceptable principles of sound management and accounting practices applicable to similar projects in the same geographical area as that in which the Real Property is located.

SECTION 5.02 Estimation of Tenant’s Share of Operating Expenses. Landlord shall deliver to Tenant a written estimate of the following for each calendar year of the Term of this Lease: (a) Operating Expenses; (b) Tenant’s Share of Operating Expenses; and (c) the annual and monthly Additional Rent attributable to Tenant’s Share of Operating Expenses. Landlord may reestimate Operating Expenses from time to time during the Term of this Lease. In such event, Landlord shall reestimate the monthly Additional Rent attributable to Tenant’s Share of Operating Expenses to an amount sufficient for Tenant to pay the reestimated monthly amount over the balance of the calendar year. Landlord shall notify Tenant of the reestimate and Tenant shall pay the reestimated amount in the manner provided in SECTION 4.05.

SECTION 5.03 Payment of Estimated Tenant’s Share of Operating Expenses. Tenant shall pay the amount Landlord estimates as Tenant’s Share of Operating Expenses under SECTION 4.05 as Additional Rent in monthly installments, in advance, commencing on the Commencement Date and thereafter on the first day of each and every calendar month during the Term of this Lease. If Landlord has not delivered the estimates to Tenant by the first day of January of the applicable calendar year, Tenant shall continue paying Tenant’s Share of Operating Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant shall pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

SECTION 5.04 Confirmation of Tenant’s Share of Operating Expenses.

(a) Within thirty (30) days after the end of each calendar year within the Term of this Lease, Landlord shall determine the actual amount of Tenant’s Share of Operating Expenses for the expired calendar year and deliver to Tenant a written statement of such amount (“Landlord’s Operating Expenses Statement”). If Tenant paid less than the amount of Tenant’s Share of Operating Expenses specified in Landlord’s Operating Expenses Statement, Tenant shall pay the difference to Landlord as Additional Rent within ten (10) days after invoice therefor.

(b) If Tenant paid more than the amount of Tenant’s Share of Operating Expenses specified in Landlord’s Operating Expenses Statement, Landlord shall, at Landlord’s option, either: (i) refund the excess amount to Tenant if such amount is more than one month’s Base Rent; or (ii) if such amount is equal to or less than one month’s Base Rent, credit the excess amount against Tenant’s next due monthly installment of Base Rent. If the Term of this Lease has expired or has been terminated, Tenant shall pay the balance due to Landlord or, alternatively, Landlord shall refund the surplus to Tenant, whichever the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s Operating Expenses Statement.

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(c) If Landlord is delayed in delivering Landlord’s Operating Expenses Statement to Tenant, such delay shall not constitute Landlord’s waiver of Landlord’s rights under this SECTION 5.04, provided, however, in no event shall Tenant be responsible to Landlord under this SECTION 5.04 for any item which is first invoiced by Landlord more than six (6) months after the date such item is incurred by Landlord.

SECTION 5.05 Tenant’s Inspection and Audit Rights.

(a) Landlord shall keep and maintain reasonably complete, legible, and accurate records of the Operating Expenses for a period of six (6) years from the date such Operating Expenses are incurred. If Tenant desires to audit Landlord’s determination of the actual amount of Tenant’s Share of Operating Expenses for any calendar year, including but not limited to Landlord’s Gross-Up Estimate of Operating Expenses, Tenant shall deliver to Landlord written notice of Tenant’s election to perform such audit within thirty (30) days after Landlord’s delivery of Landlord’s Operating Expenses Statement of such amount under SECTION 5.05 and/or Landlord’s delivery of Landlord’s Gross-Up Estimate of Operating Expenses. If such notice is timely delivered, Tenant (but not any subtenant) or its representatives shall have the right to audit Landlord’s records relating to such amounts. Such audit shall take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord maintains the applicable records). Tenant’s election to audit Landlord’s determination of Tenant’s Share of Operating Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within thirty (30) days after the date Tenant delivers its notice of election to audit to Landlord under this SECTION 5.05(a).

(b) If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Operating Expenses was greater than the amount this ARTICLE V obligates Tenant to pay, unless Landlord reasonably contests the audit, Landlord shall refund the excess amount to Tenant, together with interest on the excess amount (computed at the Interest Rate from the date Tenant delivers its dispute notice to Landlord to the date of such refund) within thirty (30) days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Operating Expenses was less than the amount this Article IV obligates Tenant to pay, Tenant shall pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. Pending resolution of any audit under this SECTION 5.05, Tenant shall continue to pay to Landlord all estimated amounts of Tenant’s Share of Operating Expenses in accordance with SECTION 5.04. Tenant shall bear the cost of its audit.

(c) Except for disclosures required by Law, Tenant shall keep all information it obtains in any audit confidential and may only use such information for the limited purpose this SECTION 5.05 describes and for Tenant’s own account. If Landlord disputes such audit results, Landlord may contest the results by submitting the results of the audit to Arbitration. The decision of the arbitrator shall be binding on the parties.

SECTION 5.06 Adjustments. If all of the rentable area of the Real Property is not occupied at all times during any calendar year pursuant to leases, or if a portion of the Real Property has not commenced business operations, Landlord shall reasonably and equitably adjust its computation of Operating Expenses for that calendar year to include all components of Operating Expenses that vary based on occupancy or lack of operation (for example, management fees) in an amount equal to Landlord’s reasonable estimate of the amount Landlord would have paid for such components of Operating Expenses had all of the rentable area of the Real Property been so occupied at all times during such calendar year assuming an average rental rate equal to the average rate under existing leases (“Gross-Up Estimate of Operating Expenses”).

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ARTICLE VI

TAXES

SECTION 6.01 Real Estate Taxes. Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Share of Real Estate Taxes.

SECTION 6.02 Sales Taxes. In addition to all Rent, Tenant shall pay the full amount of all sales, use, excise, and rental taxes levied, assessed, or payable for or on account of this Lease, or the Rent payments contemplated by this Lease, or the rents and other sums of money payable under or by virtue of the Lease. Such payments shall be made directly to the taxing authority or to Landlord, as provided by Law.

SECTION 6.03 Personal Property Taxes. Tenant shall pay, prior to delinquency, all taxes charged against Tenant’s Personal Property. Tenant shall use all reasonable efforts to have Tenant’s Personal Property taxed separately from the Real Property. If any of Tenant’s Personal Property is taxed with the Real Property, Tenant shall pay on demand from Landlord the taxes attributable to Tenant’s Personal Property to Landlord as Additional Rent.

SECTION 6.04 Landlord’s Right to Contest Real Estate Taxes. Landlord may, but is not obligated to contest the amount or validity, in whole or in part, of any Real Estate Taxes. If Real Estate Taxes are reduced (or if a proposed increase is avoided or reduced) because Real Estate Taxes are contested, Landlord may include in its computation of Real Estate Taxes the reasonable costs and expenses incurred in connection with such contest, including without limitation reasonable attorneys’ fees, up to the amount of any Real Estate Tax reduction obtained in connection with the contest or any Real Estate Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Real Estate Taxes unless Landlord consents thereto on its behalf. Tenant shall be credited with its equitable share of any refund of Real Estate Taxes, using Tenant’s Percentage, to the extent of the Real Estate Taxes actually paid by Tenant and, if applicable, such refund shall be made to Tenant after the Term of this Lease.

ARTICLE VII

PREPAID RENT AND SECURITY DEPOSIT

SECTION 7.01 Prepaid Rent. Within ninety (90) days after the Commencement Date, Tenant shall pay to Landlord prepaid Rent in the amount of FIFTY-FIVE THOUSAND AND 00/100 US DOLLARS ($55,000.00). Landlord’s obligations with respect to the prepaid Rent are those of a debtor and not of a trustee, and Landlord shall be entitled to commingle the prepaid Rent with Landlord’s general funds. Landlord shall not be required to pay Tenant interest on the prepaid Rent. Landlord shall be entitled to immediately endorse and cash Tenant’s prepaid Rent.

SECTION 7.02 Security Deposit. Within one hundred eighty (180) days after the Commencement Date, Tenant shall deposit with Landlord the sum of FIFTY-FIVE THOUSAND AND 00/100 US DOLLARS ($55,000.00), on the First Base Rent Escalation Date an additional ONE HUNDRED FIFTY-FIVE THOUSAND AND 00/100 US DOLLARS ($155,000.00) bringing the total deposit to TWO HUNDRED TEN THOUSAND AND 00/100 ($210,000.00), and on the Second Base Rent Escalation Date an additional SEVENTY THOUSAND AND 00/100 US DOLLARS ($70,000.00) bringing the total deposit to TWO HUNDRED EIGHTY THOUSAND AND 00/100 ($280,000.00) (collectively, the “Security Deposit”), for the faithful performance and observance by Tenant of the terms, provisions, and conditions of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. It is agreed that in the event that there is an uncured and continuing Event of Default by Tenant under this Lease after the expiration of any applicable notice and cure periods, Landlord may draw on such security deposit to the extent required for the payment of Rent or any other sum as to which Tenant is in default, any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants, or conditions of this Lease, or to compensate Landlord for any losses incurred by reason of Tenant’s default, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code § 1951.2. The Security Deposit shall not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the Rent due for the last month of the Term. In the event that Landlord does draw on the Security Deposit, Tenant shall within ten (10) days of receiving written notice from Landlord, replenish the Security Deposit by the amount Landlord withdrew therefrom and failure to do so within such ten (10) day period shall constitute an Event of Default under this Lease.

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SECTION 7.03 Sale of Real Property. If Landlord transfers its interest in the Real Property during the Term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit.

SECTION 7.04 Termination of Lease. If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any application of the Security Deposit (including under SECTION 25.01) shall be returned by Landlord to Tenant within thirty (30) days after expiration of the Term of this Lease.

SECTION 7.05 Waiver. Tenant waives the provisions of California Civil Code § 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord’s use or application of the Security Deposit, or that provide specific time periods for return of the Security Deposit. Landlord’s return of the Security Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit.

ARTICLE VIII

USE

SECTION 8.01 Permitted Use. Tenant shall use the Premises only for the Permitted Use and shall not use the Premises for any other purposes. Tenant shall not use or permit the Premises or Real Property to be used in violation of any Law, or in a manner which annoys or interferes with the rights of other tenants of the Real Property, or which constitutes a nuisance or waste, in each case other than with respect to odors or other ordinary or foreseeable by-products of Tenant’s business. Tenant shall pay for all permits required for Tenant’s occupancy of the Premises and shall promptly take and pay for all substantial and non-substantial actions necessary to comply with all Laws regulating the use by Tenant of the Premises, including, without limitation, the OSH Act and the ADA. No commercial cannabis activity shall be conducted on the Premises until Tenant has obtained the local and State cannabis authorizations required by Law, with the cooperation of Landlord, as specified in SECTION 1.09.

SECTION 8.02 Uses Prohibited. Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything in or on the Premises that is not within the Permitted Use of the Premises. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Premises.

SECTION 8.03 Signs. Tenant shall not place any signs on the Premises without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned, or delayed.

SECTION 8.04 Landlord’s Access.

(a) To the extent permitted by Law, (i) Landlord or its agents may enter the Premises at all reasonable times to inspect the Premises or to show the Premises to potential buyers, investors, tenants, or other parties, or for any other purpose Landlord deems commercially reasonably necessary, and (ii) Landlord shall at all times have and retain a key with which to unlock all the standard entrances and exit doors in, upon, and about the Premises, excluding Tenant’s vaults, safes, and files. Landlord may place customary “For Sale” or “For Lease” signs on or about the Premises, but may not place such signs in or in front of the Premises until one hundred eighty (180) days prior to the end of the Term of this Lease or if Tenant vacates the Premises prior to the expiration of the Term of this Lease.

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(b) Landlord shall exercise all reasonable efforts so that any entry into the Premises is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises and to comply with all applicable Laws.

SECTION 8.05 Property Security. Notwithstanding the foregoing, Landlord is not responsible for the security of persons or property on or about the Premises or the Land and Landlord is not and will not be liable in any way whatsoever for any criminal activity or any breach of security on or about the Premises or the Land. Tenant shall be responsible for obtaining and maintaining all security with respect to the interior of the Premises, whether by the use of devices, security guard personnel, or otherwise. Tenant acknowledges and agrees that Landlord shall have no liability to Tenant or its employees, agents, contractors or invitees for the implementation or exercise of, or for the failure to implement or exercise, any security measures with respect to the interior of the Premises or the Land.

ARTICLE IX

HAZARDOUS MATERIALS

SECTION 9.01 Tenant Operations. Tenant shall not cause in, on, or under the Premises, or suffer or permit to occur in, on, or under, the Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence, or handling of Hazardous Materials, except that limited quantities of Hazardous Materials may be used, handled, or stored on the Premises, provided such limited quantities of Hazardous Materials are incident to and reasonably necessary for the maintenance of the Premises or Tenant’s operations for its Permitted Use and is in compliance with all Environmental Laws. Should a release of any Hazardous Material occur at the Premises and/or the Real property as a result of the acts of omissions of Tenant, or its employees, agents, suppliers, shippers, customers, contractors, or invitees, Tenant shall immediately contain, remove from the Premises or the Real property, and/or properly dispose of such Hazardous Materials and any material contaminated by such release, and remedy and mitigate all threats to human health or the environment relating to such release, all in accordance with Environmental Laws.

SECTION 9.02 Permits and Documents. Tenant, in a timely manner, shall, to the extent required due to Tenant’s use of the Premises or arising out of Tenant’s actions at the Premises or the Real Property, obtain and maintain in full force and effect all permits, licenses, and approvals, and shall make and file all notifications and registrations as required by Environmental Laws. Tenant shall at all times comply with the terms and conditions of any such permits, license, approvals, notifications, and registrations. Tenant shall provide copies of the following pertaining to the Premises or Tenant’s use thereof, promptly after each shall have been submitted, prepared, or received by Tenant: (a) all notifications and associated materials submitted to any governmental agency relating to any Environmental Law; (b) all notifications, registrations, reports, and other documents and supporting information prepared, submitted, or maintained in connection with any Environmental Law or otherwise relating to environmental conditions; (c) all permits, licenses, and approvals, including any modifications thereof, obtained pursuant to any Environmental Law; and (d) any correspondence, notice of violation, summons, order, complaint, or other documents received by Tenant pertaining to compliance with or liability under any Environmental Law.

SECTION 9.03 Inspection and Environmental Reports. Upon not less than twenty-four (24) hours’ prior written notice (except in the case of an emergency in which event Landlord shall provide written notice as soon as practicable under the circumstances), to the extent permitted by applicable Law, Tenant agrees to permit Landlord and its authorized representatives to enter, inspect, and assess the Premises at reasonable times, for the purpose of determining Tenant’s compliance with the provisions of this ARTICLE IX. Such inspections and assessments may include obtaining samples and performing tests of soil, surface water, ground water, or other media. Landlord may, at Landlord’s sole option, now or in the future, obtain a report from an environmental consultant of Landlord’s choice as to whether Tenant has been or is currently using any part of the Premises for the improper use, handling, storage, transportation, or disposal of Hazardous Materials. If any such report indicates such improper use, handling, storage, transportation, or disposal of Hazardous Materials on the part of Tenant (or on behalf of Tenant), Tenant agrees to reimburse Landlord within ten (10) days after receipt of an invoice and supporting documentation from Landlord for the cost of obtaining the environmental report, and, in addition, Landlord shall require that all violations of Environmental Law with respect to the Hazardous Materials be corrected and/or that Tenant obtain all necessary environmental permits and approvals. If Tenant fails to correct any such violation(s) of Environmental Law and/or fails to obtain such necessary permits within a reasonable time after written demand from Landlord or otherwise fails to cure the foregoing, then Landlord may declare this Lease in default and/or may cause the Premises and any surrounding areas to be freed from the Hazardous Materials at Tenant’s sole cost and expense, which Tenant agrees to pay within ten (10) days after receipt of an invoice and supporting documentation from Landlord as Additional Rent.

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SECTION 9.04 Indemnification. Tenant hereby agrees to indemnify, defend, save, and keep Landlord, Landlord’s officers, principals, shareholders, partners, employees, successors, and assigns, and Mortgagees, harmless from and against any and all liabilities, obligations, charges, losses, damages, penalties, claims, actions, and expenses, including without limitation, engineers’ and professional fees, soil tests, and chemical analysis, court costs, legal fees, and expenses through all trial, appellate, and administrative levels, imposed on, incurred by, or asserted against Landlord, in any way relating to, arising out of, or in connection with the use, handling, storage, transportation, or disposal of Hazardous Materials by Tenant or its agents, employees, representatives, tenants, or contractors on the Premises, the Real Property, and/or the Land. The foregoing indemnification shall survive any assignment or termination of this Lease.

ARTICLE X

IRRIGATION AND WATER RIGHTS

SECTION 10.01 Irrigation. Tenant will preserve the Landlord’s water rights, and Tenant acknowledges that any loss to those rights will cause Landlord irreparable damage. Accordingly, Tenant will maintain those rights, by regular and beneficial use of the available water. Tenant must keep accurate written records regarding the application of water to the Premises, including the dates, number of hours, and amount of water in inches per acre of application.

SECTION 10.02 Disclaimer of Warranty. Landlord makes no warranty or representation to Tenant regarding the quantity, quality, or availability of irrigation water for the Premises during the Term.

SECTION 10.03 Regulatory Limitation. In the event that any regulatory action reduces the amount of water that may be applied to the Land under the water rights appurtenant to the Land through no fault of Tenant, Landlord will promptly notify Tenant of the action and Rent will be reduced by the per-acre amount of Rent for each acre of the Designated Canopy Area that is not irrigable as a result of the regulatory action. The Parties will coordinate and cooperate as reasonable and necessary relating to the water rights of the Land and neither Party will act or fail to act in any manner that results or could reasonably result in a breach of this Lease or the water rights or that results in the reduction, diminution, or loss of such water rights.

SECTION 10.04 Allocation. If Landlord irrigates other crops from the water-delivery system, Landlord will have the right to irrigate those crops with the irrigation delivery system providing water to the Premises.

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ARTICLE XI

SERVICES AND UTILITIES

SECTION 11.01 Direct Payment and Operating Expenses. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas or propane, heat, light, power, sewer or septic service, telephone, water, refuse disposal, and other utilities and services supplied to the Premises. However, if any services or utilities are jointly metered with other portions of the Real Property, Landlord shall include such costs in Operating Expenses. If Tenant uses a disproportionate amount of water, Landlord may make an equitable allocation of charges for same and Tenant shall pay its equitable amount as reasonably determined by Landlord, as Additional Rent.

SECTION 11.02 Interruption of Services. If any of the services Landlord is required to furnish hereunder are interrupted, Landlord shall use reasonable diligence to restore such services promptly, but, provided, however, (except as otherwise provided in this Lease) Tenant shall have no claim for rebate of Rent, damages (including, without limitation, damages for business interruption) or eviction on account thereof. Tenant hereby waives the provisions of California Civil Code § 1932(1) or any other applicable laws permitting the termination of this Lease due to such failure or interruption.

ARTICLE XII

MAINTENANCE, REPAIRS, AND ALTERATIONS

SECTION 12.01 Maintenance by Tenant. Tenant shall at all times during the Term of this Lease keep the Premises (including maintenance, repair and replacement of exterior walls, structural portions of the Improvements, roofing, entrances, including all glass and show window moldings) and all partitions, doors, door jambs, door closures, door hardware, fixtures, equipment, and appurtenances thereof (including electrical, lighting, heating, and plumbing and plumbing fixtures, and any air-conditioning systems, including leaks around ducts, pipes, vents, or other parts of the air-conditioning, heating, or plumbing systems which protrude through the roof) in good order, condition, and repair including replacements. Tenant shall also repair any damages to the Premises resulting from Tenant’s negligent acts or omissions or anyone acting by or through or claiming under Tenant as a result of the failure of Tenant or any one claiming under Tenant, and perform or observe the covenants or conditions in this Lease contained or resulting from Alterations, additions, or improvements to the Premises made by Tenant or anyone claiming under or acting by or through Tenant.

SECTION 12.02 Maintenance by Landlord. If Tenant refuses or neglects to maintain or repair the Premises as required hereunder to the reasonable satisfaction of Landlord as soon as reasonably possible within thirty (30) days after written demand from Landlord, Landlord shall have the option, but not the obligation, to make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures, or property, or to Tenant’s business thereof, and upon completion thereof, Tenant shall pay Landlord’s cost for making such repairs, plus five percent (5%) for overhead, upon presentation of a bill therefor, as Additional Rent. Landlord shall repair and replace plumbing, utility, and/or sewer or septic systems which service the Premises. Notwithstanding the foregoing, if any such repair or maintenance is necessary due to the act or omission of Tenant or any Tenant Party, Tenant shall pay the cost of such work. Tenant hereby waives any rights under California Civil Code §§ 1932(1), 1941, and 1942 or under any similar law, now or hereafter in effect, to make repairs that are Landlord’s obligation under this Lease at the expense of Landlord or to receive any setoff or abatement of Rent or to vacate the Premises or terminate this Lease.

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SECTION 12.03 Alterations, Additions, and Improvements.

(a) Tenant shall not make any Alterations, additions, or improvements to the Premises without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned, or delayed, and Landlord must respond within ten (10) days of receipt of a written request from Tenant; provided, however, Landlord’s consent shall not be required for nonstructural Alterations which do not exceed TEN THOUSAND AND 00/100 Dollars ($10,000.00) in cost cumulatively over each calendar year. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount reasonably satisfactory to Landlord. All Alterations, additions, and improvements shall be accomplished in a good and workmanlike manner, in conformity with all applicable Laws, and by a contractor licensed in the State of California approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials. Tenant agrees that Tenant shall pay all liens of contractors, subcontractors, mechanics, laborers, materialmen, and other items of like character, and will indemnify Landlord against all expenses, costs, and charges, including bond premiums for release of liens and attorneys’ fees and costs reasonably incurred in and about the defense of any suit in discharging the Premises or any part thereof from any liens, judgments, or encumbrances caused or suffered by Tenant. In the event any such lien shall be made or filed, Tenant shall bond against or discharge the same within thirty (30) days after the same has been made or filed. It is understood and agreed between the parties to this Lease that the expenses, costs, and charges above referred to shall be considered as Additional Rent due and shall be included in any lien for Rent.

(b) All Alterations, additions, or improvements placed on or made to the Premises by Tenant, excluding Personal Property, furniture, trade fixtures, and other movable property not attached to any building, shall at once become the property of Landlord, and upon termination of this Lease shall be surrendered to Landlord or, at Landlord’s option, shall be removed at Tenant’s expense. All furniture, Personal Property, trade fixtures, shelves, bins, and machinery or equipment installed by Tenant shall be removed by Tenant prior to the expiration or termination of this Lease and all damage to the Premises or any building caused by the installation or removal of such items shall be repaired at Tenant’s expense, prior to the expiration or termination of this Lease. Notwithstanding the foregoing, no provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives any and all rights it may have under California Civil Code §§ 1980-1991. Tenant further waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof.

ARTICLE XIII

COVENANT AGAINST LIENS

Nothing contained in this Lease shall authorize or empower Tenant to do any act which shall in any way violate any Superior Instruments, or encumber Landlord’s title to the Real Property or the Premises, nor in any way subject Landlord’s title to any claims by way of lien or encumbrance whether claimed by operation of Law or by virtue of any expressed or implied contract of Tenant, and any claim to a lien upon the Real Property or the Premises arising from any act or omission of Tenant shall attach only against Tenant’s interest and shall in all respects be subordinate to Landlord’s title to the Real Property and the Premises. If Tenant has not removed or bonded over any such lien or encumbrance within ten (10) days after written notice to Tenant by Landlord, Landlord may, but shall not be obligated to, pay the amount necessary to remove such lien or encumbrance, without being responsible for making any investigation as to the validity or accuracy thereof, and the amount so paid, together with all costs and expenses (including attorneys’ fees) incurred by Landlord in connection therewith, shall be deemed Additional Rent reserved under this Lease due and payable within ten (10) days after Tenant’s receipt of notice of such payment by Landlord and supporting documentation.

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ARTICLE XIV

ASSIGNMENT AND SUBLEASING

SECTION 14.01 Landlord’s Consent Required. Except as otherwise provided in SECTION 14.04, Tenant shall not, directly or indirectly, voluntarily or by operation of Law, sell, assign, encumber, mortgage, pledge, or otherwise transfer or hypothecate all of any part of the Premises, or Tenant’s leasehold estate hereunder, or sublet all or any portion of the Premises or permit the Premises to be occupied by anyone other than Tenant (each such act herein referred to as a “Transfer”), without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. Any attempted Transfer without Landlord’s prior written consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership or a limited liability company, any cumulative transfer of more than fifty percent (50%) of the partnership or limited liability company membership interests, as applicable, shall constitute a Transfer and shall require Landlord’s consent. Without limiting the foregoing, it shall constitute a Transfer and shall require Landlord’s consent if: (a) Tenant is a limited partnership, there is a transfer of a general partner interest; or (b) if Tenant is a limited liability company, there is a transfer of a majority of managing membership interest. If Tenant is a corporation, any change in a controlling interest of the voting stock of the corporation shall constitute a Transfer and shall require Landlord’s prior consent.

SECTION 14.02 No Release of Tenant. No Transfer permitted under this Lease, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person is not a waiver of any provision of this Lease. Consent by Landlord to one Transfer is not consent to any subsequent Transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent Transfers of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease. If Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, between the rent (or other consideration) paid in connection with such Transfer and the Rent payable by Tenant hereunder.

SECTION 14.03 Landlord’s Election. Tenant’s request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business, and financial condition of the prospective transferee, financial details of the proposed Transfer (such as the term of the sublease and the amount of rent and security deposit payable under any assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right: (a) to withhold consent which consent shall not be unreasonably withheld, conditioned, or delayed; (b) to grant consent; or (c) if the Transfer is a sublease of the entire Premises or an assignment of this Lease, to terminate this Lease as of the effective date of such proposed sublease or assignment and enter into a direct lease with the proposed assignee or subtenant.

SECTION 14.04 Permitted Transfers. Notwithstanding the foregoing, Tenant may, without the consent of Landlord make the following Transfers to the following Persons or in connection with (each a “Permitted Transfer” and each a “Permitted Transferee”):

(a) An assignment of this Lease to any Affiliate of Tenant which shall: (i) Control; (ii) be under the Control of; or (iii) be under common Control with Tenant. As used herein, “Control” shall mean ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute, or according to the provisions of a contract;

(b) An assignment of this Lease to any entity which is a successor to Tenant either by merger or other consolidation of Tenant;

(c) An assignment, pledge, or leasehold mortgage on Tenant’s interest in this Lease to any bank or banks or other lending institutions for the purpose of securing indebtedness;

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(d) A public offering of Tenant;

(e) A pledge by any direct or indirect parent of Tenant of its interests in the Tenant;

(f) A sale of all or substantially all the assets of Tenant or its direct or indirect parent, Affiliate, or a Related Entity; or

(g) A sublease of all or some portion of the Premises to an Affiliate or subsidiary of Tenant.

ARTICLE XV

INSURANCE AND INDEMNIFICATION

SECTION 15.01 Payment of Premiums. The cost of the premiums for the insurance policies maintained by Landlord shall be an Operating Expense.

SECTION 15.02 Liability Insurance. Tenant shall, at Tenant’s sole cost and expense, obtain and keep in force during the Term of this Lease a policy of combined single limit, bodily injury and property damage insurance insuring Landlord and Tenant, and any lender(s) whose names have been provided to Tenant in writing (as additional insureds), against any liability arising out of the ownership, use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be provided through a combined single limit policy in an amount not less than TWO MILLION AND 00/100 US Dollars ($2,000,000.00) per occurrence. The policy shall insure performance by Tenant of the indemnity provision of SECTION 15.07. The limits of said insurance shall not, however, limit the liability of Tenant hereunder. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. In addition, Tenant shall maintain workers’ compensation insurance as is required by the Laws of the State of California.

SECTION 15.03 Property Insurance.

(a) Landlord shall obtain and keep in force during the Term of this Lease a policy or policies of insurance covering loss or damage to the Real Property, in the amount of the full replacement value thereof, as the same may exist from time to time, but in no event less than the total amount required by lenders having liens on the Premises, against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, flood, windstorm coverage (in the event same is required by a lender having a lien on the Land), and special extended perils (“all risk” as such term is used in the insurance industry). Said insurance shall provide for a payment of loss thereunder to Landlord or to the holder of mortgages or deeds of trust on the Premises.

(b) Tenant shall pay for any increase in the premiums of property insurance obtained by Landlord if said increase is caused by Tenant’s acts, omissions, use, or occupancy of the Premises.

(c) Tenant shall obtain and maintain insurance coverage for full replacement cost on all of Tenant’s Personal Property, trade fixtures, and Tenant Improvements in, on, or about the Premises. Such insurance shall be full replacement cost with a deductible not to exceed FIFTY THOUSAND AND 00/100 US DOLLOARS ($50,000.00) per occurrence. Landlord shall not insure Tenant’s Improvements or any of its trade fixtures, equipment, or alterations.

SECTION 15.04 Rental Insurance. Tenant shall obtain and keep in force during the Term of this Lease a policy of rental value insurance covering Rent for a period of one year, with loss payable to Landlord. Tenant shall pay the cost of such insurance directly to the insurer and shall provide Landlord proof of such insurance and payment of the premiums therefor.

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SECTION 15.05 Insurance Policies. Insurance required hereunder shall be in companies authorized to do business in the State of California as may be required by a lender having a lien on the Real Property, as set forth in the most current issue of “Best Insurance Guide,” or any successor thereto (or if there be none, an organization having a national reputation). No policy carried by Tenant shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior notice to Landlord. Not less than thirty (30) days prior to the expiration of such policies, Tenant shall furnish Landlord with renewals or “binders” thereof, or Landlord may order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant upon demand. Tenant shall not do or permit to be done anything which shall invalidate the insurance policies carried by Landlord. If Tenant does or permits to be done anything which shall increase the cost of the insurance policies referred to in this ARTICLE XV, then Tenant shall immediately upon Landlord’s demand reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant causing such increase in the cost of insurance. Executed copies of policies of insurance or certificates thereof shall be delivered to the Landlord within thirty (30) days after the Commencement Date.

SECTION 15.06 Waiver of Subrogation. Tenant and Landlord each hereby release and relieve the other and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against under this ARTICLE XV, which perils occur in, on, or about the Premises, whether due to the negligence of Landlord, Landlord Parties, or Tenant or their agents, employees, contractors, and/or invitees. Tenant and Landlord shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

SECTION 15.07 Indemnity. Tenant shall indemnify and hold harmless Landlord, Landlord’s officers, agents, employees, partners, successors, and assigns (collectively, the “Landlord Parties”), and Mortgagees from and against any and all claims arising from Tenant’s use of the Premises, or from the conduct of Tenant’s business or from any activity, work, or things done, permitted, or suffered by Tenant in, on, or about the Premises or elsewhere, and shall further indemnify and hold harmless the Landlord Parties from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of the Tenant, or any of Tenant’s agents, contractors, or employees, and from and against all costs, attorneys’ fees, expenses, and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding shall be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damages to property or injury to persons, in, on, or about the Premises arising from any cause, and Tenant hereby waives all claims in respect thereof against any of the Landlord Parties.

ARTICLE XVI

DAMAGE AND DESTRUCTION

SECTION 16.01 Partial Damage to Premises.

(a) Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises. If the Premises are only partially damaged and if the proceeds received by Landlord from the insurance policies maintained by Landlord are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord shall not be required to make repairs or replacements of any damage to Tenant’s Improvements or to any other fixtures, equipment, Personal Property, or leasehold improvements of Tenant. If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains, Landlord may elect either to: (a) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect; or (b) terminate this Lease effective as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether insurance proceeds are sufficient to pay the entire cost of repair and whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage , Tenant shall pay Landlord the deductible amount (if any) under Landlord’s insurance policies, and, if the damage was due to an act or omission of Tenant, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If the damage to the Premises occurs during the last six (6) months of the Initial Lease Term, or if Tenant is entitled to and properly exercises its Renewal Option in accordance with the terms of this Lease, the last six (6) months of the Renewal Lease Term, Landlord may elect to terminate this Lease effective as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. In such event, Landlord shall not be obligated to repair or restore the Premises and Tenant shall have no right to continue this Lease. Landlord shall notify Tenant of its election within thirty (30) days after receipt of notice of the occurrence of the damage.

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SECTION 16.02 Total or Substantial Destruction. If the Premises are totally or Substantially Destroyed by any cause whatsoever, this Lease shall terminate as of the date the destruction occurs regardless of whether Landlord receives any insurance proceeds. The term “Substantially Destroyed” or “Substantial Destruction” means destruction of more than fifty percent (50%) of the Premises. Notwithstanding the foregoing, and regardless of whether or not insurance proceeds are available, if the Premises can be rebuilt within ninety (90) days after the date of destruction, Landlord may elect to rebuild the Premises at Landlord’s own expense, in which case, this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after the occurrence of total or Substantial Destruction. If the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

SECTION 16.03 Temporary Reduction of Rent. If the Premises are destroyed or damaged and Landlord repairs or restores the Premises pursuant to the provisions of this Lease, any Base Rent and Additional Rent, but not the Success Fee, payable during the period of such damage, repair, and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises is impaired. However, the reduction shall not exceed the lesser of the sum of one year’s payment of Base Rent and Additional Rent or the proceeds received by Landlord from Tenant’s loss of income insurance coverage. Except for such possible reduction in Base Rent and Additional Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Premises.

SECTION 16.04 Waivers. The provisions of this Lease, including this SECTION 16.04, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises. Tenant waives any common law or statute of the State of California, including, without limitation, California Civil Code §§ 1932(2), 1933(4), 1941, and 1942, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties. Common law or any other statute, now or hereafter in effect, shall have no application to any damage or destruction to all or any part of the Premises.

ARTICLE XVII

EMINENT DOMAIN

Should the Premises or the Real Property be taken, appropriated, or condemned for public purposes, or voluntarily transferred in lieu of condemnation, in whole or in such substantial part as to render the Real Property unsuitable for Landlord’s purposes or the Premises unsuitable for Tenant’s purposes, the Term of this Lease shall, at the option of Landlord in the first instance and at the option of Tenant in the second instance, terminate when Tenant’s right to possession is terminated. If neither party exercises this option to terminate within thirty (30) days after the date of such taking, or if the portion of the Premises or the Real Property is taken, appropriated, condemned, or voluntarily transferred in lieu of condemnation does not render the Real property unsuitable for Landlord’s purposes or the Premises unsuitable for Tenant’s purposes, then this Lease shall terminate only as to the part taken or conveyed on the date Tenant shall yield possession, and Landlord shall make such repairs and alterations as may be necessary to make the part not taken usable, and the Rent payable hereunder shall be reduced in proportion to the part of the Premises taken. All compensation awarded for such taking of the fee and leasehold shall belong to and be the property of Landlord without any deduction therefrom for any present or future estate of Tenant and Tenant hereby assigns to Landlord all its right, title, and interest to any such award. However, Tenant shall have the right to recover from the condemning authority, but not from Landlord, such compensation as may be awarded to Tenant on account of interruption of Tenant’s business, and for depreciation to and removal of Tenant’s goods and trade fixtures. Tenant hereby waives any and all rights it might otherwise have pursuant to California Code of Civil Procedure § 1265.130.

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ARTICLE XVIII

DEFAULTS AND REMEDIES

SECTION 18.01 Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in the performance of all Tenant’s covenants and conditions.

SECTION 18.02 Events of Default. Tenant shall be in material default under this Lease if any one or more of the following events (individually, an “Event of Default” and collectively, “Events of Default”) shall happen and shall not have been remedied as herein provided:

(a) If Tenant fails to make any payment of Rent due under this Lease within ten (10) days after the date such payment is due.

(b) If Tenant fails to make any payment of any other sum or charge payable under this Lease, other than Rent, or any part thereof when and as the same shall become due and payable and such default continues for a period of thirty (30) days after receipt by Tenant of notice from Landlord specifying the default.

(c) If Tenant fails to observe or perform any of the other covenants, agreements, or conditions of this Lease on the part of Tenant to be kept and performed, and such default continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant, provided, however, that with respect to any default (other than a default which can be cured by the payment of money) that cannot be reasonably cured within said thirty (30) day period, this provision shall be satisfied if Tenant commences correction with said thirty (30) day period and thereafter proceeds in good faith and with reasonable diligence to complete correction as soon as possible but no later than sixty (60) days after the date of Landlord’s notice.

(d) Failure of Tenant to execute the documents described in ARTICLE XIX within the time required under ARTICLE XIX, failure of Tenant to provide or maintain the insurance required of Tenant under ARTICLE XV, or failure of Tenant to comply with any Laws are required pursuant hereto within two (2) Business Days after written demand by Landlord.

(e) If Tenant files a petition in bankruptcy or is adjudicated as bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future Law, or makes an assignment for the benefit of creditors, or if any trustee, receiver, or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed in any action, suit, or proceeding by or against Tenant and such proceeding or action shall not have been dismissed within ninety (90) days after such filing or appointment.

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(f) Assignment or subletting by Tenant in violation of ARTICLE XIV.

(g) If Tenant vacates, abandons, or fails to use the Premises for a period in excess of ten (10) days.

(h) Guarantor’s breach of any provision of the Guaranty.

(i) The occurrence of any event that has or may be reasonably be expected to have a material adverse effect on Tenant’s ability to pay and perform its obligations under this Lease.

SECTION 18.03 Remedies. In the event of any Event of Default set forth in SECTION 18.02 hereof, Landlord may, at its option, exercise any and all of the remedies listed below. No such remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity, and every power and remedy given by the Lease to Landlord may be exercised from time to time and as often as the occasion may rise or may be deemed expedient.

(a) Landlord may: (i) terminate this Lease without further notice, and Tenant shall then surrender the Premises to Landlord; or (ii) enter and take possession of the Premises, in accordance with any applicable Laws governing such repossession, and remove Tenant, with or without having terminated this Lease. The provisions of this SECTION 18.03(a) shall operate as a notice to quit, any other notice to quit or of Landlord’s intention to re-enter the Premises being expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under applicable Laws, or by such other legal proceedings, including re-entry and possession. Landlord’s exercise of any of its remedies or its receipt of Tenant’s keys shall not be considered an acceptance or surrender of the Premises by Tenant. A surrender must be agreed to in writing and signed by both parties.

(b) Landlord shall have the right to continue the Lease in effect after Tenant’s breach and recover Rent as it becomes due, and Landlord, in addition to all other rights and remedies, shall have the right described in California Civil Code § 1951.4. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant’s right to possession.

(c) If Landlord elects to terminate this Lease, Landlord has the right to recover from Tenant as damages:

(i) the worth at the time of award of all unpaid Rent which had been earned at the time of termination;

(ii) the worth at the time of award of the amount by which all unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided;

(iii) the worth at the time of award of the amount by which all unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(iv) all other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

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The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at the Interest Rate. The “worth at the time of award” of the amount referred to in clause (iii) above shall be computed by discounting such amount at the applicable discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For purposes of computing the amount of Rent hereunder that would have accrued after the time of award, the amount of increases in Operating Expenses and Real Estate Taxes shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

(d) Landlord shall have the right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises (to the extent permitted by applicable Law), to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to this Lease.

(e) Landlord shall have the right to specific performance of any or all of Tenant’s obligations under this Lease and to damages for delay in or failure of such performance.

(f) Landlord may, at its option, take any action to cure the Event of Default, without waiving its rights and remedies against Tenant or releasing Tenant from any of its obligations hereunder. All sums paid by Landlord and all necessary costs of such performance by Landlord, together with interest thereon at the Interest Rate from the date of such payment or performance by Landlord, shall be paid by Tenant to Landlord within ten (10) days after demand.

(g) Tenant hereby covenants and agrees, as a consideration for the granting by Landlord of this Lease that, in the event of the termination of this Lease by summary proceedings, or in the event of the entry of a judgment for the recovery of the possession of the Premises in any action of ejectment, or if Landlord enters by process of law or otherwise, the right of redemption provided or permitted by any statute, law, or decision now or hereafter in force, and the right to any second and further trial provided or permitted by any statute, law, or decision now or hereafter in force shall be and hereby is expressly waived by Tenant. Further, Tenant, on its own behalf and for its legal representatives, successors, and assigns, and on behalf of all persons or corporations claiming through or under this Lease, together with creditors of all classes, and all other persons having an interest therein, does hereby waive, surrender, and give up all right or privilege which it may or might have under California Code of Civil Procedure §§ 1174 and 1179 and California Civil Code § 3275, or any present or future law or decision, to redeem the Premises, seek relief from forfeiture, or have a continuance of this Lease for any part of the term hereof after having been dispossessed or ejected therefrom by process of law or otherwise.

(h) Landlord’s rights and remedies set forth in this Lease are cumulative and in addition to Landlord’s other rights and remedies at law or in equity, including those available as a result of any anticipatory breach of this Lease. Landlord’s exercise of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. Landlord’s delay or failure to exercise or enforce any of Landlord’s rights or remedies or Tenant’s obligations shall not constitute a waiver of any such rights, remedies, or obligations. Neither Tenant’s payment of an amount less than a sum due nor Tenant’s endorsement or statement on any check or letter accompanying such payment shall be deemed an accord and satisfaction. Notwithstanding any request or designation by Tenant, Landlord may apply any payment received from Tenant to any payment then due. Landlord may accept the same without prejudice to Landlord’s right to recover the balance of such sum or to pursue other remedies. Re-entry and acceptance of keys shall not be considered an acceptance of a surrender of this Lease.

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(i) Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if Tenant has materially performed all of Tenant’s obligations hereunder, including the payment of all Rent (other than Abated Rent) and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s performance of its obligations under this Lease. If an Event of Default shall occur, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such Abated Rent or other Rent concession granted.

ARTICLE XIX

PROTECTION OF LENDERS

SECTION 19.01 Subordination. This Lease and Tenant’s rights hereunder are and shall be subordinate and inferior to any mortgage encumbering all or any portion of the Land, any advances made on the security thereof and any renewals, modifications, consolidations, replacements, or extensions thereof, whenever made or recorded. If any beneficiary or mortgagee elects to have this Lease rank prior to the lien of mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage whether this Lease is dated prior or subsequent to the date of said mortgage or the date of recording thereof. The provisions of this SECTION 19.01 shall be self-operative, and no further instrument shall be required to effect the provisions of this SECTION 19.01.

SECTION 19.02 Attornment. If Landlord’s interest in the Land is acquired by any ground lessor, beneficiary under a mortgage, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Land and shall recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate the Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

SECTION 19.03 Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. Such subordination and attornment documents may contain such provisions as are customarily required by any mortgagee under a mortgage. If Tenant fails to do so within five (5) Business Days after written request, Tenant shall be in default under this Lease and further hereby makes, constitutes, and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

SECTION 19.04 Estoppel Certificates. Upon Landlord’s written request, Tenant shall execute, acknowledge, and deliver to Landlord a written statement certifying: (a) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (b) that this Lease has not been cancelled or terminated; (c) the last date of payment of Base Rent, the Success Fee, Additional Rent, and any other charges and the time period covered by such payment; (d) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (e) such other matters as may be reasonably required by Landlord or the holder of a mortgage or lien to which the Premises are or become subject. Tenant shall deliver such statement to Landlord within ten (10) Business Days after Landlord’s request or Tenant shall be in default under this Lease. Any such statement by Tenant may be given by Landlord to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. Unless Landlord has received a written statement to the contrary within such ten (10) Business Day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (w) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (x) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (y) unless provided otherwise, that not more than one month’s Base Rent, Additional Rent, or other charges have been paid in advance; and (z) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

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SECTION 19.05 Tenant’s Financial Condition and Insolvency. Tenant shall deliver to Landlord, from time to time upon request of Landlord, such financial statements as are reasonably required by Landlord to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord, from time to time upon request of Landlord, any financial statements required by such lender to facilitate the financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement shall be a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein. If after the first (1st) calendar year from the commencement date, Tenant becomes insolvent, as demonstrated by the financial statements provided to Landlord by Tenant, Landlord may terminate this Lease by delivering a thirty (30) day written notice to Tenant. Such a termination for insolvency shall occur immediately after the completion of the thirty (30) day notice period or after the completion of the harvest and processing of the current growing season, if plants are in the ground at the time the notice of termination is given to Tenant by Landlord, whichever is later. Should Landlord elect to terminate this Lease for the insolvency of Tenant, Tenant shall be responsible for all Base Rent, Additional Rent, the Success Fee and other expenses required of Tenant as set forth in this Lease which are incurred prior to Tenant vacating the Premises.

ARTICLE XX

WAIVER OF CLAIMS

Tenant agrees that, to the extent not expressly prohibited by Law, Landlord and its lenders, officers, agents, servants, and employees shall not be liable for (nor shall Rent abate as a result of) any direct or consequential damage (including damage claimed for actual or constructive eviction) either to person or property sustained by Tenant, its subtenants, assigns, officers, servants, employees, agents, invitees, or guests due to the Real Property or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident in or about said Real Property, or due to any act or neglect of any tenant or occupant of said Real Property or of any other person. This provision shall apply particularly (but not exclusively) to damage caused by water, snow, frost, steam, sewage, gas, electricity, sewer gas, or odors or by the bursting, leaking, or dripping of pipes, faucets, and plumbing fixtures, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all of Tenant’s Improvements, trade fixtures, equipment, and all other Personal Property in the Premises or the Real property shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Notwithstanding the foregoing, Landlord shall not hereby be exculpated from any liability arising from Landlord’s, Landlord Parties’ and/or Landlord’s agents’ gross negligence or intentional misconduct.

ARTICLE XXI

WAIVER OF NOTICE

Except as provided in this Lease or as required by applicable Law, Tenant hereby expressly waives the service of any notice of intention to terminate this Lease or to re-enter the Premises and waives the service of any demand for payment of Rent or for possession and waives the service of any other notice or demand prescribed by any Law. Tenant acknowledges and agrees that, notwithstanding the provisions of SECTION 18.02, Tenant shall be in default for purposes of California Code of Civil Procedure § 1161 immediately following Tenant’s failure to perform or comply with any covenants, agreements, terms, or conditions of this Lease to be performed or observed by Tenant, and that any notices required to be given by Landlord under SECTION 18.02 shall, in each case, be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 or any similar or successor statute, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section and Landlord shall not be required to give any additional notice to commence an unlawful detainer proceeding. Tenant further acknowledges and agrees that service of a notice in the manner required by SECTION 18.02 shall replace and satisfy any statutory service-of-notice procedures, including those required by California Code of Civil Procedure § 1162 or any similar or successor statute.

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ARTICLE XXII

NOTICES

Unless specifically stated otherwise in this Lease, all notices, waivers, and demands required or permitted hereunder shall be in writing and delivered to the addresses of Landlord and Tenant set forth on the signature page hereto, by one of the following methods: (a) hand delivery, whereby delivery is deemed to have occurred at the time of delivery; (b) a nationally recognized overnight courier company, whereby delivery is deemed to have occurred the Business Day following deposit with the courier; (c) registered United States mail, signature required, and postage-prepaid, whereby delivery is deemed to have occurred on the third Business Day following deposit with the United States Postal Service; or (d) electronic transmission by email provided that the transmission is completed no later than 4:00 p.m. Pacific Time on a Business Day and the original also is sent via overnight courier or United States Mail, whereby delivery is deemed to have occurred at the end of the Business Day on which electronic transmission is completed. Any Party shall change its address for purposes of this Lease by giving written notice as provided in this Article XXI and notices shall only be valid if served in the manner provided. All notices and demands delivered by a party’s attorney on a Party’s behalf shall be deemed to have been delivered by said Party.

ARTICLE XXIII

NO BROKERS

Tenant and Landlord each represent and warrant to the other that no brokers, agents, finders, or other parties who may be entitled to any commission or fee with respect to this Lease or the Premises was consulted or engaged in connection with this Lease or the Premises. Landlord and Tenant each agree to indemnify and hold the other and the other’s officers, directors, persons, agents, and representatives harmless from and against any and all liabilities, damages, claims, costs, fees, and expenses whatsoever (including, without limitation, reasonable attorneys’ fees and costs at all trial and appellate levels) resulting from any broker, agent, or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this Lease or the Premises. The provisions of this ARTICLE XXIII shall survive the expiration or other termination of this Lease.

ARTICLE XXIV

QUIET ENJOYMENT

Landlord agrees that so long as Tenant is not in default of any of its obligations hereunder, Tenant may quietly have, hold, and enjoy the Premises from and after Landlord’s delivery of the Premises to Tenant and until the end of the Lease Term, subject, however, to those matters to which this Lease is or shall become subordinate as expressly provided herein.

ARTICLE XXV

SURRENDER OF THE PREMISES AND HOLDOVER

SECTION 25.01 Surrender of the Premises. Subject to Tenant’s rights to emblements, which will be harvested or gathered no prior to the Expiration Date or within thirty days following an earlier termination of this Lease, Tenant will peaceably surrender, quit, and give up the Premises upon the expiration or other termination of this Lease. Tenant shall quit and surrender the Premises vacant, broom clean, and in good order and condition, ordinary wear and tear and damage by casualty or condemnation excepted. All of Tenant’s Personal Property, furniture, trade fixtures, shelves, bins, and machinery not removed from the Premises when Tenant leaves the Premises upon the expiration or other termination of this Lease shall thereupon be conclusively presumed to have been abandoned by Tenant and immediately become Landlord’s property; provided, however, that Landlord may require Tenant to remove such Personal Property, furniture, trade fixtures, shelves, bins, and machinery or may have such property removed at Tenant’s expense. Prior to Tenant’s vacating the Premises, Tenant shall pay to Landlord an amount reasonably estimated by Landlord as necessary to put the Premises including, without limitation, all heating and air-conditioning systems and equipment therein, in good condition and repair. Landlord may credit the Security Deposit against the amount payable by Tenant under this Article XXV.

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SECTION 25.02 Holdover. Landlord and Tenant acknowledge and agree that any failure of Tenant to surrender possession of the Premises on the Expiration Date shall result in substantial damages to Landlord, and that those damages are and will be impossible or impracticable to measure. Accordingly, if Tenant does not surrender possession of the Premises to Landlord as set forth herein, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant, at the option of Landlord, shall be deemed to be occupying the Premises from month-to-month, subject to such occupancy being terminated by either party upon at least thirty (30) days’ written notice. In such event, Tenant shall pay to Landlord an amount equal to one and one- half (1.5) times the portion of the Base Rent payable during the last month of the Lease Term, plus an amount equal to the Additional Rent which was payable by Tenant in the last full calendar year prior to the Expiration Date, with such Base Rent and Additional Rent, prorated on the basis of a 365-day year. No provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date. Except as otherwise specifically stated in this Lease, all of the terms and conditions of this Lease shall remain in effect following any extension, renewal, or holdover of the original Lease Term. Notwithstanding anything to the contrary set forth above, neither the Base Rent, Additional Rent, nor any of the other charges set forth hereunder shall be increased while Tenant holds over beyond the Expiration Date, if the parties are negotiating in good faith a renewal Lease. Negotiations for renewal may be terminated by either party at any time by written notice, and the increased Rent imposed by the holdover provision of this Lease shall thereafter apply.

ARTICLE XXVI

MISCELLANEOUS PROVISIONS

SECTION 26.01 Governing Law; Venue. The Laws of the State of California shall govern the validity, performance, and enforcement of this Lease. Tenant consents to personal jurisdiction and venue in the state and judicial district in which the Real Property is located. The courts of the state where the Real Property is located will have exclusive jurisdiction and Tenant hereby agrees to such exclusive jurisdiction.

SECTION 26.02 Entire Agreement; Waivers. This Lease forms the entire agreement between Landlord and Tenant and no provision hereof shall be altered, waived, amended, or extended, except in writing signed by both Parties. Tenant affirms that, except as expressly set forth herein, neither Landlord nor any of its agents has made, nor has Tenant relied upon, any representation, warranty, or promise with respect to the Premises or any part thereof. Landlord shall not be considered to have waived any of the rights, covenants, or conditions of this Lease unless evidenced by its written waiver and the waiver of one default or right shall not constitute the waiver of any other. The acceptance of Rent shall not be construed to be a waiver of any breach or condition of this Lease.

SECTION 26.03 Successors. The provisions of this Lease shall be binding upon and inure to the benefit of Landlord and Tenant, respectively, and its respective successors, assigns, heirs, executors, and administrators. Tenant agrees to become the tenant of Landlord’s successor in interest under the same terms and conditions of its tenancy hereunder.

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SECTION 26.04 Partial Invalidity. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, the remainder of this Lease shall not be affected thereby and there shall be added as part of this Lease a replacement clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable. Notwithstanding any provision hereof, any applicable law or public policy considerations, including without limitation any possible illegality or unenforceability of this Agreement or any portion hereof due to the subject matter hereof, this Agreement shall be interpreted giving full effect to the terms and provisions hereof.

SECTION 26.05 Relationship of the Parties. Landlord and Tenant agree that the relationship between them is that of landlord and tenant and that Landlord is leasing space to Tenant. It is not the intention of the parties, nor shall anything herein be constructed to constitute Landlord as a partner or joint venturer with Tenant, or as a “warehouseman” or a “bailee.”

SECTION 26.06 Headings. The headings as to the contents of particular paragraphs herein are intended only for convenience and are in no way to be constructed as a part of this Lease or as a limitation of the scope of the particular paragraphs to which they refer.

SECTION 26.07 Survival of Obligations. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall survive the expiration or earlier termination of the Term hereof.

SECTION 26.08 Independent Covenants. Tenant’s covenants to pay Rent and other sums due hereunder are independent of Landlord’s covenants hereunder and Tenant shall have no right to withhold any such payments on account of any alleged failure by Landlord to perform or comply with any of Landlord’s covenants.

SECTION 26.09 Additional Rights of Landlord. In addition to other rights conferred by this Lease or by Law, and as long as it does not render the Premises untenantable, Landlord reserves the right, to be exercised in Landlord’s sole discretion, to change the name of the Real Property, install and maintain a sign or signs on the Real Property, change the street address of the Real Property, designate all sources furnishing signs, sign painting, and lettering, take all measures as may be reasonably necessary or desirable for the safety and protection of the Premises or the Real Property, renovate, refurbish, relocate, or modify the Common Areas, and carry on any work, repairs, alterations, or improvements in, on, or about the Real Property, or in the vicinity thereof. Tenant hereby waives any claim to damages or inconvenience caused by Landlord’s exercise of any such rights. This SECTION 26.09 shall not be construed to alter or create any obligations of Landlord or Tenant with respect to repairs or improvements or other obligations provided herein.

SECTION 26.10 Limitation of Liability. Anything in the Lease to the contrary notwithstanding, any judgment obtained against Landlord in connection with this Lease or the subject matter hereof shall be limited solely to Landlord’s interest in the Real Property and shall be absolutely nonrecourse with respect to Landlord personally and all other assets of Landlord. Anything in this Lease to the contrary notwithstanding, the term “Landlord’’ shall be limited to mean and include only the then owner of the Real Property, and not any predecessor owner or tenant.

SECTION 26.11 Authority.

(a) Tenant makes the following representations to Landlord, on which Landlord is entitled to rely in executing this Lease: (a) Tenant is a limited liability company duly organized and existing under the laws of the State of California, has the power to enter into this Lease and the transactions contemplated hereby and to perform its obligations hereunder, and by proper resolution the signatory hereto has been duly authorized to execute and deliver this Lease; and (b) the execution, delivery, and performance of this Lease and the consummation of the transactions herein contemplated shall not conflict with or result in a violation or breach of, or default under Tenant’s articles of incorporation or bylaws, or partnership or operating agreements, as amended, or any indenture, mortgage, note, security agreement, or other agreement or instrument to which Tenant is a party or by which it is bound or to which any of its properties is subject.

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(b) Landlord makes the following representations to Tenant, on which Tenant is entitled to rely in executing this Lease: (a) Landlord is a limited liability company duly organized and existing under the laws of the State of California, has the power to enter into this Lease and the transactions contemplated hereby and to perform its obligations hereunder, and by proper resolution the signatory hereto has been duly authorized to execute and deliver this Lease; and (b) the execution, delivery, and performance of this Lease and the consummation of the transactions herein contemplated shall not conflict with or result in a violation or breach of, or default under Landlord’s articles of organization or operating agreements, as amended, or any indenture, mortgage, note, security agreement, or other agreement or instrument to which Landlord is a party or by which it is bound or to which any of its properties is subject.

SECTION 26.12 Compliance with Laws. Tenant shall comply at its cost and expense with all Laws, and with any direction or recommendation of any public officer or officers, pursuant to Law, or any reasonable request of any insurance company carrying any insurance on the Premises, and any insurance inspection or rating bureau which shall impose any duty upon Landlord or Tenant with respect to the Premises or the use or occupation thereof, to the extent permitted by applicable Law, and shall bear all costs of any kind or nature whatsoever occasioned by or necessary for compliance with the same, provided such costs or expenses arise from Tenant’s specific use of the Premises. If, during the Term of this Lease any Law requires that an alteration, repair, addition, or other change be made to the Premises, and such alterations, repairs, additions, or other change is a result of the Tenant’s use of the Premises, such work will be performed at Tenant’s expense. For purposes of clarity, Tenant may be required to make structural repairs, Alterations, or Structural Alterations to the Premises, which may be required by Law (whether presently existing or hereafter enacted), insurance regulations, or otherwise. For purposes of clarity, the defined term “Law” excludes Federal Cannabis Laws.

SECTION 26.13 Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war terrorist attacks, civil disturbances, pandemic, fire or other events of force majeure beyond the reasonable control of Landlord.

SECTION 26.14 Certified Access Specialist. Subject to applicable Law, a CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. The foregoing verification is included in this Lease solely for the purpose of complying with California Civil Code § 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under this Lease.

SECTION 26.15 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE.

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SECTION 26.16 Counterparts. This Lease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original for all purposes, and all such counterparts shall together constitute but one and the same instrument.

SECTION 26.17 Recording. Neither this Lease, nor any notice or memorandum regarding the terms hereof, shall be recorded by Tenant without Landlord’s prior written consent. Any such unauthorized recording shall be an Event of Default for which there shall be no cure or grace period.

SECTION 26.18 Prevailing Party. If any Party brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, then such initiating party shall be entitled to reasonable attorneys’ fees, if it is the Prevailing Party in any such proceeding, action, or appeal thereon. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party that substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, the Prevailing Party shall be entitled to attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default.

SECTION 26.19 OFAC. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied, or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify Tenant’s identity or to comply with any legal request. Tenant shall indemnify and hold Landlord harmless from and against all losses, damages, liabilities, cost, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that are incurred by Landlord and/or its Affiliates that derive from a claim made by a third party against Landlord and/or its Affiliates arising or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant hereunder.

[signature page follows]

28 – COMMERICAL LEASE

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

Lake County Natural Health LLC,
a California limited liability company

By:	/s/ Kiran Sidhu
Name:	Kiran Sidhu
Title:	Member-Manager

TENANT:

Bar X Farms LLC,
a California limited liability company

By:	/s/ Jedediah Morris
Jedidiah Morris CEO/Manager

29 – COMMERICAL LEASE

APPENDIX A

DEFINITIONS

“Additional Rent” means all monetary obligations of Tenant to Landlord under this Lease, other than Base Rent and the Success Fee, whether or not specified as Additional Rent herein.

“ADA” means the Americans with Disabilities Act of 1990 (42 U.S.C. §§ 12101 to 12213), as amended by the Americans with Disabilities Act Amendments of 2008 (Pub. L. No. 110-325).

“Affiliate(s)” means any partners, joint venturers, shareholders, parent company, subsidiary, property managers, directors, officers of a Person or entity, any entity that directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person or entity.

“Alteration(s)” means any change, alteration, addition, or improvement to the Premises.

“Arbitration” means in such cases where this Lease expressly provides for the settlement of a dispute or question through arbitration, and only in such cases, each party shall promptly appoint a Qualified Arbitrator as an arbitrator on its behalf and shall give notice thereof to the other party. The two (2) Qualified Arbitrators shall together appoint a third Qualified Arbitrator within fifteen (15) Business Days after the appointment of Landlord’s and Tenant’s Qualified Arbitrators, and said three (3) Qualified Arbitrators shall, within the applicable time period specified in this Lease, or if no time period is specified, as promptly as possible, determine the matter which is the subject of the arbitration and the decision of the majority of them shall be a conclusive, final, non-appealable decision binding on all parties and judgment upon the award may be entered in any court having jurisdiction. The arbitration shall be conducted in the offices of the American Arbitration Association in the Sacramento, California and, to the extent applicable and consistent with this Lease, shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor body of similar function. The expenses of Arbitration shall be shared equally by Landlord and Tenant but each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof. Landlord and Tenant shall sign all documents and to do all other things necessary to submit any such matter to arbitration and further shall, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. The arbitrators shall have no power to vary or modify any of the provisions of this Lease and their jurisdiction is limited accordingly. The United States Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant hereto.

Notwithstanding any provision hereof, any applicable law or public policy considerations, including without limitation any possible illegality or unenforceability of this Agreement or any portion hereof due to the subject matter hereof, the arbitrators shall interpret this Agreement giving full effect to the terms and provisions hereof.

“Base Rent” has the meaning set forth in SECTION 4.03.

“Binding Renewal Notice” has the meaning set forth in SECTION 2.03.

“Business Day(s)” means all days, excluding Saturdays, Sundays, and all days observed as legal holidays by the State of California and/or the Federal Government.

“CDFA” means California Department of Food and Agriculture, or any successor agency including the Department of Cannabis Control.

“Commencement Date” means February 10, 2021.

1 – APPENDIX A: DEFINITIONS

“Common Area(s)” means all improved and unimproved areas and facilities located outside of the Premises and within the boundaries of the Real Property which are provided, designated and made available from time to time for the general nonexclusive use, convenience, and benefit of Landlord, Tenant, tenants, and other persons entitled to occupy any portion of the Real Property and/or their respective employees, suppliers, shippers, customers, contractors, and invitees, including without limitation, all driveways, roadways, traffic lanes, automobile parking areas, loading docks and areas, trash areas, utility lines, fences and gates, signs, sidewalks, curbs, landscaped areas, and all other areas for non-exclusive use.

“Control” has the meaning set forth in SECTION 14.04(a).

“County Permit” means Major Use Permit – UP 20-92, Conditions of Approval, or similar county permit, by Lake County to Tenant, Affiliate of Tenant, or Permitted Transferee with respect to the Premises.

“Designated Canopy” has the meaning set forth in SECTION 1.10.

“Early Activation Permit” has the meaning set forth in SECTION 1.10.

“Environmental Laws” means all Laws: (a) relating to the environment, human health, or natural resources; (b) regulating, controlling, or imposing liability or standards of conduct concerning any Hazardous Materials; (c) relating to Remedial Action; and (d) requiring notification or disclosure of releases of Hazardous Materials or of the existence of any environmental conditions on or at the Premises, as any of the foregoing may be amended, supplemented, or supplanted from time to time.

“Event(s) of Default” has the meaning set forth in SECTION 18.02.

“Execution Date” means the date set forth in the first paragraph of this Lease upon which this Lease is fully executed by Landlord and Tenant.

“Expiration Date” means February 9, 2026, as same may be renewed pursuant to SECTION 1.03 or such earlier date on which the Term shall sooner end pursuant to any of the terms, covenants, or conditions of this Lease or pursuant to Law.

“Federal Cannabis Law” means any U.S. federal law, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, processing, marketing, distribution, sale, transfer, possession, and/or use of cannabis, marijuana, or related substances, including without limitation, the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. section 801, et seq.), the conspiracy statute under 18 U.S.C. section 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. section 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. section 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. section 3, and the federal money laundering statutes under 18 U.S.C. sections 1956, 1957, and 1960, and in each case, any violation of federal law relating thereto, or arising, derived or resulting therefrom.

“Final County Permit” has the meaning set forth in SECTION 1.10.

“First Base Rent Escalation Date” is defined in SECTION 4.03(a)(ii).

“Gross-Up Estimate of Operating Expenses” has the meaning set forth in SECTION 5.06.

“Guarantor” is defined in SECTION 1.11.

2 – APPENDIX A: DEFINITIONS

“Guaranty” means the Guaranty made by Guarantor in favor of Landlord, in form and substance attached to this Lease as Exhibit C.

“Hazardous Materials” means any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any applicable Environmental Law, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended or hereafter amended including, without limitation, any material or substance which is: (a) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317); (b) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); (c) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601); (d) petroleum; (e) asbestos or asbestos-containing materials; (f) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs; (g) radon; (h) medical waste; and (i) petroleum products.

“Improvements” is defined in SECTION 1.06.

“Initial Lease Term” means the initial term of this Lease beginning on the Commencement Date and ending on the Expiration Date.

“Interest Rate” means ten percent (10%) per annum but, in no event, in excess of the maximum permissible interest rate then in effect in the State of California.

“Land” is defined in SECTION 1.05.

“Landlord” means the entity specified in the preamble, including any successor or assign of such entity, subject to SECTION 26.10.

“Landlord Parties” has the meaning set forth in SECTION 15.07.

“Landlord’s Operating Expenses Statement” has the meaning set forth in SECTION 5.04. “Law(s)” means, excepting any and all applicable Federal Cannabis Laws, all laws, statutes, codes, ordinances (including building codes, and zoning ordinances), rules, regulations and all orders, writs, judgments, decrees, awards, directives, and requirements of all federal, state, county, municipal departments, bureaus, boards, agencies, offices, commissions, and other subdivisions thereof, or of any official thereof, or of any governmental, public or quasi-public authority, whether now or hereafter in force, which may be applicable to the Land, the Real Property, or the Premises, or any part thereof, including, without limitation, the ADA, the OSH Act, the Unruh Civil Rights Act (California Civil Code §§ 51 to 51.3), and any and all Superior Instruments.

“Lease” has the meaning set forth in the first paragraph of this document.

“Lease Quarter” means a period of three (3) consecutive calendar months during the Lease Term, the first full Lease Quarter commencing on the Commencement Date and continuing through the third (3rd) full calendar month occurring after the Commencement Date.

“Lease Term” is defined in SECTION 2.01.

“Lease Year” means a period of twelve (12) consecutive calendar months during the Lease Term, the first full Lease Year commencing on the Commencement Date and continuing through the twelfth (12th) full calendar month occurring after the Commencement Date.

3 – APPENDIX A: DEFINITIONS

“MAUCRSA” is defined in SECTION 1.09.

“Mortgages” means any mortgage, deed of trust, assignment, security agreement, conditional sale contract, or other encumbrance or hypothecation of any of Landlord’s interest in the real and personal property comprising the Real property (including all subsequent renewals, modifications, consolidations, replacements, amendments, modifications, extensions, and advances thereto), including an assignment or encumbrance of Landlord’s interest in this Lease and the rents and profits derived therefrom.

“Mortgagee” means the holder, beneficiary (or trustee acting on behalf of the beneficiary), or assignee of any Mortgage, or any lessor under any ground lease or similar instrument.

“Operating Expenses” has the meaning set forth in SECTION 5.01.

“Outside Area” has the meaning set forth in SECTION 1.08.

“OSH Act” means the Occupational Safety and Health Act (29 U.S.C. §§ 651 to 678), as amended from time to time.

“Party/Parties” has the meaning set forth in the first paragraph of this Lease.

“Person(s) or person(s)” means any natural person or persons, a limited liability company, a limited partnership, a partnership, a corporation, and any other form of business or legal association or entity.

“Personal Property” means all tangible personal property now or at any time hereafter located on or at the Premises or used in connection with the Premises, including, without limitation, all trade fixtures, machinery, appliances, furniture, equipment, and inventory.

“Permitted Transfer” has the meaning set forth in SECTION 14.04.

“Permitted Transferee” has the meaning set forth in SECTION 14.04.

“Permitted Use” is defined in SECTION 1.09.

“Premises” means is defined in SECTION 1.08

“Prevailing Party” has the meaning set forth in SECTION 26.18.

“Purpose” has the meaning set forth in SECTION 1.10.

“Qualified Arbitrator” means an arbitrator that: (a) is duly licensed in California; (b) has at least five (5) years’ experience, on a full-time basis, leasing agricultural land, with a reasonable amount of experience in the cannabis industry, and in the same general geographic area as that in which the Premises are located, and at least ten (10) years of experience; and (c) is independent and has no then-pending or past brokerage relationship with any or all of Landlord, Tenant, and any Affiliates of either or both of Landlord and Tenant.

“Quiet Enjoyment” has the meaning set forth in ARTICLE XXIV.

“Real Property” is defined in SECTION 1.07.

4 – APPENDIX A: DEFINITIONS

“Real Estate Taxes” means any form of real estate tax or assessment, general, special, ordinary, or extraordinary imposed upon the Land, or any portion thereof by any authority having the direct or indirect power to tax, including any city, state, or federal government, or any school, sanitary, fire, street, drainage, or other improvement district thereof, levied against any legal or equitable interest of Landlord in the Real Property, or any portion thereof. The term “Real Estate Taxes” shall also include any tax, fee, levy, assessment, or charge, or any increase therein, imposed by reason of events occurring, or changes in applicable zoning, municipal, county, state, and federal laws, ordinances, and regulations, and any covenants or restrictions of record taking effect during the Term of this Lease, including but not limited to a change in ownership of the Real Property, the execution of this Lease, or any modification, amendment, or transfer thereof, and whether or not contemplated by the parties hereto.

“Rejection Notice” has the meaning set forth in SECTION 2.03.

“Remedial Action” means the investigation, response, clean up, remediation, prevention, mitigation, or removal of any Hazardous Materials necessary to comply with any Environmental Laws.

“Rent” means all amounts of Base Rent and Additional Rent required to be paid by Tenant under this Lease.

“Renewal Option” has the meaning set forth in SECTION 2.02.

“Renewal Lease Term” has the meaning set forth in SECTION 2.02.

“Renewal Notice” has the meaning set forth in SECTION 2.02(a).

“Rent” means all amounts of Base Rent, , the Success Fee, and Additional Rent required to be paid by Tenant under this Lease.

“Rent Commencement Date” the Commencement Date, subject to abated Rent pursuant to SECTION 4.02.

“Rent Payment Address” means the address set forth in SECTION 1.04(a), or such other location as may from time to time be noticed by Landlord.

“Second Base Rent Escalation Date” is defined in SECTION 4.03(a)(iii).

“Security Deposit” has the meaning set forth in ARTICLE VII.

“State License” means Early Activation Permit, Final County Permit after issuance, or a current Type 3, 3A, 3b, or 2, 2A, or 2B, or similar state license issued by CDFA.

“Structural Alterations” means any Alterations involving the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating, and air-conditioning systems of the Premises.

“Substantially Destroyed” or “Substantial Destruction” shall have the meaning set forth in SECTION 16.02.

“Success Fee Triggering Event” is defined in SECTION 4.04(a).

“Success Fee” is defined in SECTION 4.04(b).

“Success Fee Payment Due Date” is defined in SECTION 4.04(c).

5 – APPENDIX A: DEFINITIONS

“Superior Instruments” means any reciprocal easement, covenant, restriction, restriction of easement, or other agreement of record affecting the Land and/or the Real Property as of the date of this Lease or subsequent thereto.

“Tax Year” has each twelve (12)-month period established as the real estate tax year by the governmental taxing authorities having lawful jurisdiction over the Real Property.

“Tenant” means the entity identified in the preamble, including any successor or assign pursuant to a Transfer in accordance with ARTICLE XIV.

“Tenant Improvements” means Alterations to the Premises performed by or on behalf of Tenant.

“Tenant’s Percentage” ONE HUNDRED PERCENT (100%). Notwithstanding the foregoing, Landlord agrees that Tenant’s Percentage will be recalculated in the event any area located outside of the Premises and within the boundaries of the Land is leased to another commercial tenant, and at such time Tenant’s Percentage will be derived by dividing the approximate acreage of the Premises by the approximate acreage of leased Land. Tenant agrees that the area in the Premises and/or the Real Property, may be recalculated in the event the Premises and/or the Real Property are remeasured by Landlord at any time during the Term and it is determined that the total number of acreage in the Premises and/or the Real Property differs from those set forth herein.

“Tenant’s Share of Operating Expenses” means Tenant’s proportionate share of Operating Expenses based on the Tenant’s Percentage.

“Tenant’s Share of Real Estate Taxes” means Tenant’s proportionate share of Real Estate Taxes based on the Tenant’s Percentage.

“Term” means the Initial Lease Term and the Renewal Lease Term (provided Tenant is entitled to and properly exercises the Renewal Option).

“Transfer” has the meaning set forth in SECTION 14.01

6 – APPENDIX A: DEFINITIONS